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Exhibit 10

[TABERNA LOGO]

TABERNA CAPITAL MANAGEMENT, LLC
 450 Park Avenue • Suite 1100 • New York, NY 10022
Main: 212.735.1480 • Fax: 212.735.1499

May 13, 2008

Raphael Licht
Taberna Capital Management, LLC
450 Park Avenue
Floor 11
New York, New York 10022

Dear Mr. Licht:

        Reference is hereby made to that certain Junior Subordinated Indenture, dated as of May 31, 2006, by and between Bresler and Reiner, Inc. (the "Company") and The Bank of New York Trust Company, National Association (as successor to JPMorgan Chase Bank, National Association, the "Trustee") (the "Indenture"). All capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Indenture. Reference is also hereby made to that certain Junior Subordinated Indenture, dated as of November 29, 2005, by and between the Company and the Trustee (the "Other Indenture").

        Section 5.1(c) of the Indenture substantially provides that a "default in the performance, or breach, of any covenant or warranty of the Company in the Indenture and continuance of such default or breach for a period of thirty (30) days after there has been given (or ninety (90) days with respect to a default under 10.9(b)), by registered or certified mail" shall constitute an Event of Default.

        Pursuant to Section 10.9(a) of the Indenture, the Company covenanted that it would:

    at all times maintain a Tangible Net Worth equal to not less than $130,000,000.

        Pursuant to Section 10.9(b) of the Indenture, the Company covenanted that it would:

    at the end of "either" (i) the preceding fiscal quarter or (ii) the preceding four (4) fiscal quarters, not permit the ratio of (i) EBITDA to (ii) Interest Charges to be less than 1.5 to 1.0.

        As of the date hereof, the Tangible Net Worth of the Company is less than $130,000,000 and the ratio of (i) EBITDA to (ii) Interest Charges is less than 1.5 to 1.0 for both the fiscal quarter and the preceding four fiscal quarters ending March 31, 2008.

        Taberna Capital Management, LLC ("Taberna") is the collateral manager for certain collateral debt obligation vehicles that collectively own and are the Holders of all of the Preferred Securities and the preferred securities issued in connection with the Other Indenture (the "Other Preferred Securities"), and, in such capacity, Taberna has the authority to (on behalf of the Holders) agree to the terms of this letter and to perform (or cause to be performed) the obligations of Taberna hereunder. In order to resolve the above-referenced violation, the Company acknowledges and agrees that it shall (i) not declare or pay any dividends from March 31, 2008 through the end of the Reduced Covenant Period (defined below) and (ii) on or before May 30, 2008 (or such other date approved by Taberna in its sole discretion), deposit with the Trustee the amount of $6,054,000 (the "Reserve") for the purpose of securing the obligations of the Company under the Indenture and the Other Indenture.

        The Reserve shall take the form of one or more letters of credit made in favor of the Holders of the Preferred Securities and the Other Preferred Securities in form and substance reasonably satisfactory to Taberna. The Company agrees that the letter(s) of credit will not be subordinate or subject in any respect, including in right of payment, to any Senior Debt.

        The Reserve will be disbursed by the Trustee (on a pro rata basis among the holders of the Preferred Securities and the Other Preferred Securities) promptly after notice from the Collateral Manager, which notice the Collateral Manager shall be entitled to deliver upon the occurrence of any event that with the giving of notice or the passage of time would give rise to an Event of Default of the Company under the Indenture. In consideration for the above-referenced Reserve, Taberna agrees to amend and replace Section 10.9(a) and Section 10.9(b) of the Indenture substantially as follows:

        Section 10.9(a):

    From December 31, 2007 and for a period of six (6) consecutive calendar quarters (the "Reduced Covenant Period"), the Company shall at all times maintain a Tangible Net Worth equal to not less than $105,000,000. From and after the Reduced Covenant Period, the Company shall at all times maintain a Tangible Net Worth equal to not less than $130,000,000.

        Section 10.9(b):

    During the Reduced Covenant Period, the Company shall at the end of "either" (i) the preceding fiscal quarter or (ii) the preceding four (4) fiscal quarters, not permit the ratio of (i) EBITDA to (ii) Interest Charges to be less than 1.05 to 1.0. From and after the Reduced Covenant Period, the Company shall at the end of "either" (i) the preceding fiscal quarter or (ii) the preceding four (4) fiscal quarters, not permit the ratio of (i) EBITDA to (ii) Interest Charges to be less than 1.5 to 1.0.

        Notwithstanding anything herein to the contrary, if (a) the ratio of (i) EBITDA to (ii) Interest Charges is greater than 1.05 to 1.0 for two (2) consecutive fiscal quarters of the Company after the date hereof, assuming no events have occurred that with the giving of notice or the passage of time would give rise to an Event of Default of the Company under the Indenture, then upon written application by the Company to Taberna and the Trustee, the Trustee shall return to the Company 50% of the Reserve and (b) the ratio of (i) EBITDA to (ii) Interest Charges is greater than 1.05 to 1.0 for four (4) consecutive fiscal quarters of the Company after the date hereof, assuming no events have occurred that with the giving of notice or the passage of time would give rise to an Event of Default of the Company under the Indenture, then upon written application by the Company to Taberna and the Trustee, the Trustee shall return to the Company 100% of the remaining Reserve.

        The Company shall be responsible for all costs and expenses (legal and otherwise) incurred by Taberna in connection with the execution of this letter agreement and any Supplemental Indenture entered into by the parties hereto. Please confirm your agreement with the foregoing by signing and returning to the undersigned a duplicate copy of this Agreement.

Sincerely,
BRESLER AND REINER, INC.
By:	/s/ SIDNEY M. BRESLER
Name:	Sidney M. Bresler
Title:	CEO

ACCEPTED AS OF THE DATE FIRST WRITTEN:

TABERNA PREFERRED FUNDING IV, LTD.

By: TABERNA CAPITAL MANAGEMENT, LLC, as Collateral Manager

By:	/s/ RAPHAEL LICHT Name: Raphael Licht Title: Secretary

TABERNA PREFERRED FUNDING VI, LTD.

By: TABERNA CAPITAL MANAGEMENT, LLC, as Collateral Manager

By:	/s/ RAPHAEL LICHT Name: Raphael Licht Title: Secretary

TABERNA PREFERRED FUNDING VII, LTD.

By: TABERNA CAPITAL MANAGEMENT, LLC, as Collateral Manager

By:	/s/ RAPHAEL LICHT Name: Raphael Licht Title: Secretary

TABERNA PREFERRED FUNDING VIII, LTD.

By: TABERNA CAPITAL MANAGEMENT, LLC, as Collateral Manager

By:	/s/ RAPHAEL LICHT Name: Raphael Licht Title: Secretary

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  Exhibit 10